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                                                                    Exhibit 15.2
                                                            (from Atlantic 10-Q)

May 20, 1998


Board of Directors and Shareholders
Security Capital Atlantic Incorporated


We are aware of the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-51139) of Security Capital Pacific Trust and related Prospectus and Joint Proxy Statement of Security Capital Pacific Trust and Security Capital Atlantic Incorporated (ATLANTIC) of our report dated May 1, 1998, relating to the unaudited condensed interim financial statements of ATLANTIC that are included in ATLANTIC's Form 10-Q for the quarter ended March 31, 1998.

Pursuant to Rule 435(c) of the Securities Act of 1933 our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                       ERNST & YOUNG LLP